EXHIBIT 1.2


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         ADVISORS ASSET MANAGEMENT, INC.

     Advisors Asset Management, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

    1. The name of the corporation is Advisors Asset Management, Inc. (the "Corporation"). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 28, 2007 and became effective on January 1, 2008 under the name "Fixed Income Securities, Inc."

    2. This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of the Corporation in its entirety and has been duly adopted by written consent of the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

    3. The Amended and Restated Certificate of Incorporation hereby reads in its entirety as follows:

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         ADVISORS ASSET MANAGEMENT, INC.

                                  ARTICLE FIRST

     Name.  The name of the Corporation is:

                         ADVISORS ASSET MANAGEMENT, INC.

                                 ARTICLE SECOND

     Registered Agent and Office. The registered agent of the Corporation in the State of Delaware is Corporation Service Company. The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle.

                                  ARTICLE THIRD

     Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                 ARTICLE FOURTH

     Authorized Stock. The total number of shares of stock which the Corporation shall have authority to issue is Thirty Million (30,000,000) shares, of which Three Million (3,000,000) shares shall be designated as Preferred Stock, $.01 par value (hereinafter sometimes referred to as "Preferred Stock"), and Twenty Seven Million (27,000,000) shares shall be designated as Common Stock, $.01 par value (hereinafter sometimes referred to as "Common Stock"), of which Two Million (2,000,000) shares shall be designated as Class A Common Stock (the "Class A Common"), Seven Million (7,000,000) shares shall be designated as Class B Common Stock (the "Class B Common"), Four Million (4,000,000) shares shall be designated as Class C Common Stock (the "Class C Common"), and Fourteen Million (14,000,000) shares shall be designated as Class D Common Stock (the "Class D Common").

                                     PART I

                                 PREFERRED STOCK

     Preferred Stock. The board of directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issuance of Preferred Stock in one or more


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series, to fix the number of shares in each such series and to fix the designations, powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of each such series (which may differ with respect to each such series). Without limiting the foregoing, the board of directors is authorized to fix with respect to each such series:

         (a) The number of shares constituting the series and the distinctive designation of the series;

         (b) The dividend rate on the shares of the series, the conditions and dates upon which dividends thereon shall be payable, the extent, if any, to which dividends thereon shall be cumulative, and the relative rights of preference, if any, of payment of dividends thereon;

         (c) Whether the shares of the series are redeemable and, if redeemable, whether such shares shall be redeemable for cash, property or rights, or any combination thereof, and the times during which such shares shall be redeemable and the amount per share payable in case of redemption, which amount may, but need not, vary according to the time and circumstances of such action;

         (d) The amount payable in respect of the shares of the series, in the event of any liquidation, dissolution or winding up of the Corporation, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount;

         (e) Any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by the Corporation of the shares of the series;

         (f) The right, if any, to exchange or convert shares of the series into shares of any other series or class of stock of the Corporation and the rate or basis, time, manner and condition of exchange or conversion;

         (g) The voting rights, if any, to which the holders of shares of the series shall be entitled; and

         (h) Any other term, condition or provision with respect to the series as the board of directors may deem advisable and as shall not be inconsistent with the provisions of this Article Fourth or applicable law.

                                     PART II

                                  COMMON STOCK

   (a) Dividends. Subject to any rights to receive dividends to which the holders of any outstanding Preferred Stock may be entitled, the holders of the Common Stock shall be entitled


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
to receive dividends, if and when declared payable from time to time by the board of directors, from any funds legally available therefor; provided, however, that no dividend shall be declared or paid on or respecting shares of any class of Common Stock which is not also declared and paid on or respecting shares of all other classes of Common Stock.

   (b) Liquidation. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of any outstanding Preferred Stock shall be entitled, the holders of the Common Stock shall be entitled to share in the remaining assets of the Corporation as follows:

         (i) first, to the holders of Class A Common and Class C Common pro rata in an amount equal to each such holder's Unreturned Capital Contribution;

        (ii) next, to the holders of Class B Common and Class D Common pro rata in an amount equal to each such holder's Unreturned Capital Contribution; and

       (iii) thereafter, to the stockholders of the Corporation pro rata in accordance with the number of shares of Common Stock which they hold.

    As used herein, "Unreturned Capital Contribution" shall mean, as to each stockholder of the Corporation, (x) the sum of the aggregate capital contributions made by such stockholder to Fixed Income Securities, L.P., a Texas limited partnership which was converted into the Corporation ("FIS L.P."), plus the aggregate capital contributions made by such stockholder to the Corporation, reduced by (y) the sum of the aggregate distributions to such stockholder from FIS L.P. plus the aggregate dividends to such stockholder from the Corporation.

   (c) Voting. The holders of Class A Common and Class D Common shall be entitled to one vote per share on each matter submitted to a vote of the stockholders of the Corporation. Except as otherwise required by applicable law, the holders of Class B Common shall not be entitled to vote on any matters submitted to a vote of the stockholders of the Corporation. Except as specifically provided in Part III below or as required by applicable law, the holders of the Class C Common shall not be entitled to vote on any matters submitted to a vote of the stockholders of the Corporation.

PART III


                        SPECIAL RIGHTS OF CLASS C COMMON

   (a) Special Voting Rights of Class C Common. At any time when any shares of Class C Common are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote or consent required by law or this Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Class C
Common:


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
         (i) amend, alter or repeal any provision of this Certificate of Incorporation or the Bylaws in a manner that adversely affects the powers, preferences or rights of Class C Common;

        (ii) except as provided in clause (iii) below, create, or authorize the creation of, or issue or obligate itself to issue, any Preferred Stock or new class of Common Stock unless the same ranks junior to Class C Common with respect to dividends or the distribution of assets on the liquidation, dissolution or winding-up of the Corporation;

       (iii) create, or authorize the creation of, or issue or obligate itself to issue, any Preferred Stock or new class of Common Stock that has any rights or preferences that are senior or superior to the rights and preferences of Class C Common unless the rights and preferences of Class C Common are amended or modified, effective upon the issuance of such Preferred Stock or new class of Common Stock, to incorporate such senior or superior rights or preferences;

        (iv) purchase or redeem (or permit any subsidiary to purchase or redeem) any Preferred Stock or Common Stock, other than repurchases of shares of Class B Common in accordance with the terms and provisions of the Fixed Income Securities Amended and Restated 2005 Ownership Option Plan (the "Option Plan"); or

         (v) issue or obligate itself to issue any additional shares of Class C Common Stock.

   (b) Future Special Voting Rights of Class C Common. At any time that Merrill Lynch shall hold at least 25% of the fully-diluted equity of the Corporation, the Corporation shall not take any of the following actions without obtaining either the prior written consent or the written ratification of the holders of a majority of the issued and outstanding shares of Class C Common:

         (i) the sale or disposition of all or a significant portion of the business of the Corporation;

        (ii)   the dissolution of the Corporation; or

       (iii) except as provided in Article VII of the bylaws of the Corporation, allow any transfer of any shares of capital stock of the Corporation by a stockholder of the Corporation.

   (c) Required Consents of Merrill Lynch. So long as Merrill Lynch owns any shares of stock in the Corporation, the Corporation shall not take any of the following actions without obtaining either the prior written consent or the written ratification of Merrill Lynch:

         (i) any loan from the Corporation to a stockholder of the Corporation or such stockholder's affiliates;

        (ii) enter into any transaction that is, at the time such transaction is entered into, a "listed transaction" within the meaning of the U.S. Treasury regulations promulgated under section 6011 of the Internal Revenue Code of 1986, as amended;

       (iii) participate in a reportable transaction described in the U.S. Treasury regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended; or

        (iv) issue or obligate itself to issue any options to purchase shares of Class B Common on or after January 1, 2008, in excess of 3,500,000 shares.

   (d)   Reports and Statements.  So long as Merrill Lynch owns any stock in the
Corporation:

         (i) Within 90 days after the end of each fiscal year of the Corporation, the Corporation shall, at the expense of the Corporation, cause to be delivered to Merrill Lynch such financial statements and such other information as the Corporation believes to be necessary for Merrill Lynch to be advised of the financial status and results of operations of the Corporation.

        (ii) The Corporation shall report to Merrill Lynch any significant development materially adversely affecting the Corporation, its business, property or assets, as soon as practicable following the occurrence of such development.

       (iii) By the twentieth of the first calendar month in each quarter of the fiscal year, the Corporation shall provide to Merrill Lynch an operating statement for the Corporation. The operating statements shall set forth all receipts and expenditures of the Corporation for the prior quarter of the fiscal year, a comparison of such receipts and expenditures with those of the comparable quarter in the prior fiscal year, and an explanation of each item which varies 5% or more from the prior period.

   (e) Covenants. So long as any Class C Common are outstanding (or, if sooner, until the earlier of the closing of a Sale Transaction and the closing of an Initial Public Offering), the Corporation covenants and agrees that it will perform and observe the following covenants and provisions and will cause each subsidiary of the Corporation to perform and observe such of the following covenants and provisions as are applicable to such subsidiary:

         (i)   Inspection and Observation.

              (a) The Corporation shall permit Merrill Lynch, or any authorized representative thereof, to visit and inspect the properties of the Corporation, including its business and financial records, and to discuss its business and finances with officers of the Corporation to the extent reasonably related to the business of the Corporation, during normal business hours following reasonable notice and as often as may be reasonably requested.


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
               (b) The Corporation will permit Merrill Lynch, or any authorized representative thereof, to attend all meetings of the board of directors of the Corporation as an observer, and shall provide Merrill Lynch with such notice and other information with respect to such meetings as are delivered to the members of the board of directors of the Corporation. The out-of-pocket expenses incurred by such observer in attending such meetings shall be for the account of Merrill Lynch, and the Corporation may require such observer to sign a confidentiality agreement to preserve the Corporation's proprietary information.

              (c) As used herein, the term "Sale Transaction" shall mean (A) a merger or consolidation in which (1) the Corporation is a constituent party, or (2) a subsidiary of the Corporation is a constituent party and the Corporation issues its equity securities pursuant to such merger or consolidation, except in the case of either clause (1) or
          (2) any such merger or consolidation involving the Corporation or a subsidiary of the Corporation in which the equity securities of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, more than 50% of the equity interests of
          (x) the surviving or resulting entity or (y) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent of such surviving or resulting entity; (B) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or a subsidiary of the Corporation of all or substantially all the assets of the Corporation and the subsidiaries of the Corporation, taken as a whole (except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation); or
          (C) the sale or transfer, in a single transaction or series of related transactions, by the stockholders of the Corporation of more than 50% of the then outstanding equity interests of the Corporation to any person or entity or group of affiliated persons or entities. As used herein, the term "Initial Public Offering" shall mean the initial issuance of Common Stock by the Corporation in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.

        (ii)   Financial Statements and Other Information.

              (a) Provided Merrill Lynch is then a stockholder of the Corporation, the Corporation shall deliver to Merrill Lynch:

                   (i) within 90 days after the end of each fiscal year of the Corporation, an audited balance sheet of the Corporation as at the end of such year and audited statements of income and of cash flows of the Corporation for such year, with comparable statements for the prior fiscal year, certified by certified public accountants of established national


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
               reputation selected by the Corporation, and prepared in accordance with generally accepted accounting principles consistently applied; and

                  (ii) within 45 days after the end of each fiscal quarter of the Corporation (other than the fourth quarter), an unaudited balance sheet of the Corporation as at the end of such quarter, and unaudited statements of income and of cash flows of the Corporation for such fiscal quarter and for the current fiscal year to the end of such fiscal quarter, with comparable statements for the prior fiscal year;

                 (iii) such other notices, information and data with respect to the Corporation as the Corporation delivers to any other stockholders in the Corporation at the same time it delivers such items to such stockholders; and

                  (iv) with reasonable promptness, such other information and data reasonably related to business of the Corporation as Merrill Lynch may from time to time reasonably request.

              (b) The foregoing financial statements shall be prepared on a consolidated basis if the Corporation then has any subsidiaries. The financial statements delivered pursuant to clause (ii) of paragraph
          (a) shall be accompanied by a certificate of the chief financial officer of the Corporation stating that such statements have been prepared in accordance with generally accepted accounting principles consistently applied (except as noted) and fairly present the financial condition and results of operations of the Corporation at the date thereof and for the periods covered thereby.

       (iii) Registration Rights. The Corporation shall not, without the consent of Merrill Lynch, enter into any agreement with any other stockholder or prospective stockholder of the Corporation that grants such stockholder or prospective stockholder rights to include his, her or its stock in the Corporation in any registration statement filed by the Corporation with the Securities and Exchange Commission for a public offering and sale of securities of the Corporation, unless such rights are extended on substantially equivalent terms to Merrill Lynch.

                                  ARTICLE FIFTH

     Stockholders Meetings. Meetings of stockholders may be held within or without the State of Delaware as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.


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
                                  ARTICLE SIXTH

     Board of Directors. (a) The number of directors constituting the board of directors of the Corporation shall be such as may from time to time be fixed by, or in the manner provided in, the bylaws of the Corporation.


   (b) Election of directors need not be by ballot, unless the bylaws so provide.

   (c) In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

         (i)   to make, alter or repeal any bylaws of the Corporation; and

        (ii) to exercise all such powers and do all such acts as may be exercised or done by the Corporation, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation and the bylaws of the Corporation.

                                 ARTICLE SEVENTH

     Perpetual Existence.  The Corporation shall have perpetual existence.

                                 ARTICLE EIGHTH

     Indemnification. Without limiting in any manner any power of the Corporation conferred by statute, each person who is or was a director or officer of the Corporation may be indemnified by the Corporation to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it may be in effect from time to time, against any liability, cost or expense incurred by him or her in his or her capacity as a director or officer of the Corporation or arising out of his or her status as a director or officer of the Corporation. A right to indemnification arising under this Certificate of Incorporation shall not be eliminated or impaired by an amendment to this Article Eighth after the occurrence of the act or omission that is the subject of the liability, cost or expense for which indemnification is sought.

                                  ARTICLE NINTH

     Limitation of Liability. No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware, as it may be in effect from time to time. Notwithstanding any other provision of this Certificate of Incorporation, no amendment to or repeal of this Article Ninth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.


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
                                  ARTICLE TENTH

     Amendments. Subject to the requirements of Part III of Article Fourth, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights and powers conferred herein upon stockholders and directors are granted subject to this reservation.

                                ARTICLE ELEVENTH

     Other Activities. Except as specifically agreed to in writing by a stockholder of the Corporation to the contrary, a stockholder of the Corporation may engage or possess an interest in other business ventures of any nature and description, independently or with others, including, without limitation, businesses similar to the business of the Corporation, and neither the Corporation nor any of the other stockholders of the Corporation shall have any right by virtue of this Certificate of Incorporation in and to such other ventures or to the income or property derived therefrom.


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
     IN WITNESS WHEREOF, the undersigned has executed and delivered this Amended and Restated Certificate of Incorporation for the uses and purposes herein set forth as of November 16, 2010.

                              ADVISORS ASSET MANAGEMENT, INC.


                              By:  /s/ Scott Colyer
                                   -------------------------------------
                                   Scott Colyer, Chief Executive Officer

























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
                              CERTIFICATE OF MERGER

                                       OF

                                 AAM MERGER CO.

                                  WITH AND INTO

                         ADVISORS ASSET MANAGEMENT, INC.

  UNDER SECTION 251(G) OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE



     It is hereby certified that:

    1. The name and state of incorporation of each of the constituent corporations are:

         (a) Advisors Asset Management, Inc., a Delaware corporation (hereinafter sometimes referred to as the "Company" and sometimes as the "Surviving Corporation"); and

         (b) AAM Merger Co., a Delaware corporation (hereinafter sometimes referred to as "MergerCo" and sometimes together with the Company as the "Constituent Corporations").

    2. An Agreement and Plan of Merger by and among AAM Holdings, Inc. (the "Holding Company"), the Company and MergerCo, dated as of December 22, 2010 (hereinafter referred to as the "Merger Agreement"), has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of the General Corporation Law of the State of Delaware, as amended (the "DGCL") Section 251.

    3. Pursuant to the terms of the Merger Agreement, MergerCo shall be merged with and into the Company, with the Company being the surviving corporation, in accordance with the DGCL (hereinafter referred to as the "Merger").

    4. The name of the Surviving Corporation in the Merger is, and after the effective time of the Merger shall be, "Advisors Asset Management, Inc." until amended in accordance with the provisions of the DGCL.

    5. The Certificate of Incorporation of the Surviving Corporation in effect immediately prior to the effective time of the Merger shall remain unchanged except that it shall be amended at the effective time of the Merger as follows and shall remain so until amended in accordance with the provisions of the DGCL and the Company's Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws:


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     ARTICLE FOURTH shall be replaced in its entirety with the following new
     ARTICLE FOURTH:

      "FOURTH: The total number of shares of capital stock which the Corporation is authorized to issue is one hundred (100) shares of common stock, par value $.01 per share."

     A new ARTICLE TWELFTH shall be added thereto which shall be read in its entirety as follows:

      "TWELFTH: Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the General Corporation Law of the State of Delaware or this Amended and Restated Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to and in accordance with Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of AAM Holdings, Inc., a Delaware corporation, or any successor thereto by merger, by the same vote that is required by the General Corporation Law of the State of Delaware or this Amended and Restated Certificate of Incorporation."

    6. The Merger is to become effective on December 31, 2010 at 11:59 P.M. Eastern Time.

    7. An executed copy of the Merger Agreement is on file at an office of the Surviving Corporation located at 18925 Base Camp Road, Monument, Colorado 80132.

    8. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.


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
     IN WITNESS WHEREOF, Advisors Asset Management, Inc. has caused this Certificate of Merger to be executed as of December 27, 2010.

                                ADVISORS ASSET MANAGEMENT, INC.




                                 By:  Scott I. Colyer
                                     ----------------------------
                                     Name:  Scott I. Colyer
                                     Its:  Chief Executive Officer

























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